Exhibit 10.25

Execution Version

MIROMATRIX MEDICAL INC.
10399 West 70th Street
Eden Prairie, MN 55344

May 21, 2021

Baxter Healthcare Corporation

One Baxter Parkway,

Deerfield, Illinois, 60015

Attn: General Counsel

Email: general.counsel@baxter.com

CareDx, Inc.

1 Tower Pl 9th floor,

South San Francisco, CA 94080

Attention: Reginald Seeto

RE:	SERIES C CONVERTIBLE PREFERRED STOCK

Dear Investors:

Reference is made to that certain Series C Convertible Preferred Stock Purchase Agreement (as may be amended from time to time, the “Purchase Agreement”), dated as of May 3, 2021, by and among Miromatrix Medical Inc., a Delaware corporation (“Company”), Baxter Healthcare Corporation, a Delaware corporation (“Baxter”), CareDx, Inc., a Delaware corporation (“CareDx”) and the holders of Series C Preferred Stock of the Company listed on Exhibit A hereto (collectively with Baxter and CareDx, the “Investors,” and each an “Investor”). Capitalized terms used in this letter agreement (this “Agreement”), but not defined herein shall have the meaning assigned to them in that certain Investor Rights Agreement (as may be amended and/or amended and restated from time to time, the “Investor Rights Agreement”), dated October 16, 2017, by and among the Company and the Company’s stockholders party thereto.

1.             Registration Rights. The Company covenants and agrees as follows:

a.             Demand Registration.

i.              Form S-1 Demand. If at any time after the earlier of (i) three (3) years after the date of this Agreement or (ii) 180 days after the effective date of the registration statement for the IPO, the Company receives a request from the Investors holding of a majority of the Registrable Securities (the “Initiating Holders”) that the Company file a Form S-1 registration statement having an anticipated aggregate offering price, net of Selling Expenses, of at least $5 million (which such amount shall include the anticipated aggregate offering price of any request for registration under the Investor Rights Agreement, or any other outstanding agreement between the Company and its stockholders regarding registration rights, that is delivered on or about the same time as such request from the Initiating Holders), then the Company shall (x) within 10 days after the date such request is given, give notice thereof (the “Demand Notice”) to all Investors other than the Initiating Holders; and (y) as soon as practicable, and in any event within 60 days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Investor, as specified by notice given by each such Holder to the Company within 20 days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 1(a)(iii) and 1(c).

ii.             Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from the Initiating Holders that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of the Initiating Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $2 million (which such amount shall include the anticipated aggregate offering price of any request for registration under the Investor Rights Agreement, or any other outstanding agreement between the Company and its stockholders regarding registration rights, that is delivered on or about the same time as such request from the Initiating Holders), then the Company shall (i) within 10 days after the date such request is given, give a Demand Notice to all Investors other than the Initiating Holders; and (ii) as soon as practicable, and in any event within 45 days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Investor, as specified by notice given by each such Investor to the Company within 20 days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 1(a)(iii) and 1(c).

iii.            Notwithstanding the foregoing obligations, if the Company furnishes to the Initiating Holders a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors (the “Board of Directors”) it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than 90 days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period other than an Excluded Registration.

iv.            The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 1(a)(i); (i) during the period that is 60 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 180 days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two (2) registrations pursuant to Section 1(a)(i); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1(a)(ii). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 1(a)(ii) (i) during the period that is 30 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 90 days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Section 1(a)(ii) within the 12 month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 1(a)(iv) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 1(f), in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 1(a)(iv); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Section 1(a)(iii), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Section 1(a)(iv).

b.             Company Registration. If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Investors) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration or the IPO), the Company shall, at such time, promptly give each Investor notice of such registration. Upon the request of any Investor given within 20 days after such notice is given by the Company, the Company shall, subject to the provisions of Section 1(c), cause to be registered all of the Registrable Securities that such Investor has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1(b) before the effective date of such registration, whether or not any Investor has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 1(b). For avoidance of doubt, the parties hereby agree that the Investors will not have any rights to register Registrable Securities in connection with the IPO.

c.             Underwriting Requirements.

i.              If, pursuant to Section 1(c), the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 1(a), and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to the Initiating Holders. In such event, the right of any Investor to include such Investor’s Registrable Securities in such registration shall be conditioned upon such Investor’s participation in such underwriting and the inclusion of such Investor’s Registrable Securities in the underwriting to the extent provided herein. Each Investor shall (together with the Company as provided in Section 1(d)(v)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting; provided, however, that no Investor (or any of its assignees) shall be required to make any representations, warranties or indemnities except as they relate to such Investor’s ownership of shares and authority to enter into the underwriting agreement and to such Investor’s intended method of distribution, and the liability of such Investor shall be several and not joint, and shall be limited to an amount equal to the net proceeds from the offering received by Investor. Notwithstanding any other provision of this Section 1(c), if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Investors of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Investors holding Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Investor or in such other proportion as shall mutually be agreed to by all such selling Investors; provided, however, that the number of Registrable Securities held by such Investor shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Investor to the nearest one hundred (100) shares.

ii.             In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 1(b), the Company shall not be required to include any Investor’s Registrable Securities in such underwriting unless each Investor accepts the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among each selling Investor in proportion (as nearly as practicable) to the number of Registrable Securities owned by such selling Investor or in such other proportions as shall mutually be agreed to by all such selling Investors. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Investor to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below 25% of the total number of securities included in such offering, unless such offering is the IPO, in which case each selling Investor may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Section 1(c)(ii) concerning apportionment, for any selling Investor that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Investor, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Investor,” and any pro rata reduction with respect to such “selling Investor” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Investor,” as defined in this sentence.

iii.            For purposes of Section 1(a), a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 1(c)(i), fewer than 50% of the total number of Registrable Securities that each Investor requested to be included in such registration statement are actually included.

d.            Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

i.              prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Investors holding a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 120 days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such 120 day period shall be extended for a period of time equal to the period each Investor refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such 120 day period shall be extended for up to 180 days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

ii.             prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

iii.            furnish to each Investor such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as each Investor may reasonably request in order to facilitate its disposition of its Registrable Securities;

iv.            use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by each Investor; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

v.             in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

vi.            use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

vii.           provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

viii.          promptly make available for inspection by any Investor, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by any Investor, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

ix.             notify the each Investor, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

x.              after such registration statement becomes effective, notify each Investor of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

e.             Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of each Investor that such Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Investor’s Registrable Securities.

f.             Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 1, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $50,000, of counsel for the Investors, selected by the Investors holding a majority of the Registrable Securities to be registered (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1(a) if the registration request is subsequently withdrawn at the request of the Investors holding a majority of the Registrable Securities to be registered, unless such Investors agree to forfeit its right to one registration pursuant to Sections 1(a) or 1(b), as the case may be; provided further that if, at the time of such withdrawal, the Investors shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Investors at the time of its request and have withdrawn the request with reasonable promptness after learning of such information then the Investors shall not be required to pay any of such expenses and shall not forfeit its right to one registration pursuant to Sections 1(a) or 1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 1 shall be borne and paid by the Investors pro rata on the basis of the number of Registrable Securities registered on its behalf vis a vis the number of Registrable Securities or other capital stock registered on behalf of any other stockholder of the Company pursuant to an agreement or arrangement providing such stockholder with registration rights.

g.             Delay of Registration. No Investor shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

h.             Indemnification. If any Registrable Securities are included in a registration statement under this Section 1:

i.              To the extent permitted by law, the Company will indemnify and hold harmless the Investors, and their partners, members, officers, directors, and stockholders of the Investors; legal counsel and accountants for the Investors; any underwriter (as defined in the Securities Act) for the Investors; and each Person, if any, who controls the Investors or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to the Investors, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 1(h)(i) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of the Investors, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration except to the extent such information has been corrected in a subsequent writing prior to or concurrently with the sale of Registrable Securities to the Person asserting the claim.

ii.             To the extent permitted by law, each Investor, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Investor selling securities in such registration statement, and any controlling Person of any such underwriter or other Investor, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Investor expressly for use in connection with such registration and has not been corrected in a subsequent writing prior to or concurrently with the sale of Registrable Securities to the Person asserting the claim; and each such selling Investor will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 1(h)(ii) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Investor, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Investor by way of indemnity or contribution under Sections 1(h)(ii) and 1(h)(iv) exceed the proceeds from the offering received by such Investor (net of any Selling Expenses paid by such Investor), except in the case of fraud or willful misconduct by such Investor.

iii.            Promptly after receipt by an indemnified party under this Section 1(h) of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1(h), give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 1(h), only to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1(h).

iv.            To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 1(h) but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 1(h) provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 1(h), then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Investor will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Investor’s liability pursuant to this Section 1(h)(iv), when combined with the amounts paid or payable by such Investor pursuant to Section 1(h)(ii), exceed the proceeds from the offering received by such Investor (net of any Selling Expenses paid by such Investor), except in the case of willful misconduct or fraud by such Investor.

v.             Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, however, that any matter expressly provided for or addressed by the foregoing provisions that is not expressly provided for or addressed by the underwriting agreement shall be controlled by the foregoing provisions.

vi.            Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and the Investors under this Section 1(h) shall survive the completion of any offering of Registrable Securities in a registration under this Section 1, and otherwise shall survive the termination of this Agreement or any provision(s) of this Agreement.

vii.           Reports Under Exchange Act. With a view to making available to the Investors the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit an Investor to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

viii.          make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

ix.             use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

x.              furnish to any Investor, so long as such Investor own any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Investor of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

i.              Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Investors holding a majority of the then-outstanding Registrable Securities, enter into any agreement (including any amendment or amendment and restatement of the Investor Rights Agreement) with any holder or prospective holder of any securities of the Company that would (i) allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Investors that are included, or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder (except as contemplated in the Investor Rights Agreement as of the date hereof); provided, that such limitation shall not apply to Registrable Securities acquired by any purchaser of Series C Preferred Stock pursuant to the Purchase Agreement.

j.              “Market Stand-off” Agreement. Each Investor hereby agree that they will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3 (other than in the case of a registration on Form S-1 in connection with an IPO that is not consummated on an underwritten basis), and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days in the case of the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in applicable FINRA rules, or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 1(k) shall only apply to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement or to the establishment of a trading plan pursuant to Rule 10b5-1, provided such plan does not permit transfers during the restricted period, or the transfer of any shares to any trust for the direct or indirect benefit of the Investor or the immediate family of the Investor, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Investor only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than two percent (2%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock). The underwriters in connection with such registration are intended third-party beneficiaries of this Section 1(k) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Investor further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 1(k) or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Company stockholders that are subject to such agreements, based on the number of shares subject to such agreements.

k.             Restrictions on Transfer.

i.              The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Investor will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Investor to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. Notwithstanding the foregoing, the Company shall not require any transferee of shares pursuant to an effective registration statement or, following the IPO, SEC Rule 144, in each case, to be bound by the terms of this Agreement.

ii.             Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 1(m)(iii)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

Each Investor consents to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 1(m).

iii.            The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 1. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction or following the IPO, the transfer is made pursuant to SEC Rule 144, the holder thereof shall give notice to the Company of such holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by such holder to the Company. The Company will not require such a notice, legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such holder distributes Restricted Securities to an Affiliate of such holder for no consideration; provided that with respect to transfers under the foregoing clause (y), each transferee agrees in writing to be subject to the terms of this Section 1. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 1(m)(ii), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

l.              Termination of Registration Rights. The right of any Investor to request registration or inclusion of Registrable Securities in any registration pursuant to Sections 1(a) or 1(b) shall terminate upon the earliest to occur of:

i.              the closing of a Liquidation, as such term is defined in the Company’s then effective Certificate of Incorporation (a “Deemed Liquidation Event”), in which the consideration received by the Investors in such Deemed Liquidation Event is in the form of cash and/or publicly traded securities, or if the Investors receive registration rights from the acquiring company or other successor to the Company reasonably comparable to those set forth in this Section 1;

ii.             such time after the consummation of the IPO as SEC Rule 144 or another similar exemption under the Securities Act is available for the sale of all of the Investors’ shares without limitation during a three-month period without registration; and

iii.            the fifth anniversary of the IPO (or such later date that is 180 days following the expiration of all deferrals of the Company’s obligations pursuant to Section 1 that remain in effect as of the fifth anniversary of the consummation of the IPO).

2.             Information and Inspection Rights.

a.            Annual and Quarterly Financial Statements. The Company shall deliver to each Investor (i) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company as of the end of such year and a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of regionally recognized standing selected by the Company, and (ii) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of the Company, an income statement for such fiscal quarter, a balance sheet of the Company as of the end of such quarter and a statement of stockholders’ equity as of the end of such fiscal quarter, all such financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles in the United States as in effect from time to time.

b.            Other Information Rights. The Company will deliver to each Investor (i) within 45 days following the end of each calendar quarter, a current and detailed capitalization table of the Company, in sufficient detail as to permit each Investor to calculate its percentage equity ownership in the Company, (ii) such study reports of clinical trials of products under development by the Company and other technical reports that the Company provides to its advisory board as each Investor may from time to time reasonably request, and (iii) such other information relating to the products, financial condition, business, prospects, or corporate affairs of the Company as each Investor may from time to time reasonably request.

c.            Inspection Rights. The Company shall permit each Investor, at each Investor’s expense and upon reasonable advance notice from such Investor, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by each Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2(c) to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

d.            The obligations of the Company with respect to this Section 2 shall terminate and be of no further force and effect immediately upon the consummation of the IPO.

e.            The information delivered by the Company to each Investor in connection with its obligations under this Section 2 shall be subject to the confidentiality provision contained in Section 4 of this Agreement.

3.             Board Seat.

a.            The Company will take all necessary actions to nominate and elect one (1) representative as directed in writing by Baxter to the Company’s Board of Directors (the “Baxter Director”). Such actions will include, but not be limited to, expanding the size of the Company’s Board of Directors and electing the Baxter Director to the resulting vacancy, nominating the Baxter Director as a candidate in connection with any and all elections of the Board of Directors at annual meetings of the Company’s stockholders, recommending to all of the Company’s stockholders that they vote or provide written consent to elect the Baxter Director as a member of the Board of the Directors and ensuring that any future agreements that the Company may enter into governing the composition of the Company’s Board of Directors, including any voting agreement entered into in connection with future equity financing rounds, provide for a seat on the Company’s Board of Directors for the Baxter Director. The Baxter Director will initially be James DeStephens.

b.            The Company will provide coverage to the Baxter Director under the Company’s Director’s and Officer’s Insurance Policy consistent with the coverage provided to the other directors, and will enter into a customary indemnification agreement with the Baxter Director.

c.            The obligations of the Company with respect to this Section 3 will terminate upon the earlier of (i) the consummation of an IPO and (ii) Baxter’s failure to exercise its right under Section 6 to purchase New Securities issued by the Company, provided that the Company has complied with its obligations under Section 6 with respect to such New Securities. Notwithstanding the foregoing, the obligations of the Company with respect to this Section 3 will not terminate as a result of Baxter’s failure to exercise its right to purchase New Securities following a waiver by Baxter of its right to purchase New Securities issued by the Company following a request for such waiver by the Company or the other Investors.

d.            The information delivered by the Company to the Baxter Director in connection with its obligations under this Section 3 shall be subject to the confidentiality provisions contained in Section 5 hereof.

4.             Board Observer Rights.

a.            As long as the Baxter Director is not a member of the Board of Directors as provided in Section 3, the Company shall invite a representative of Baxter (the “Observer”) to attend all meetings of the Board of Directors and its committees in their entirety in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors.

b.            In no event shall the Observer (i) be deemed to be a member of the Board of Directors; (ii) have the right to propose or offer any motions or resolutions to the Board of Directors; or (iii) be required for purposes of establishing a quorum. Upon request, the Company shall allow the Observer to attend Board of Directors and committee meetings by telephone or electronic communication.

c.            The Company reserves the right to withhold any information and to exclude the Observer from any meeting or portion thereof (i) if access to such information or attendance at such meeting could, in the opinion of the Company’s external counsel, adversely affect the attorney-client privilege between the Company and its counsel; or (ii) if such access or attendance could, in the opinion of the Company’s external counsel and Baxter’s counsel create an actual conflict of interest with respect to (A) a pending or threatened suit, action, arbitration, cause of action, or claim, or (B) a transaction, in each case, in which the Company, on the one hand, and Baxter or its affiliates, on the other hand, have a direct interest.

d.            The obligations of the Company with respect to this Section 4 shall terminate and be of no further force and effect on the fifth anniversary of the consummation of an IPO; provided that such obligations will terminate immediately and be of no further force and effect if (i) at any time before the second anniversary of the consummation of an IPO, Baxter no longer holds at least fifty percent (50%) of the shares of the Series C Preferred Stock it purchased under the Purchase Agreement (or an equivalent amount of Common Stock issued upon conversion thereof) or (ii) at any time on or after the second anniversary of the consummation of an IPO, Baxter no longer holds at least 5% of the outstanding capital stock of the Company. For the avoidance of doubt, the obligations of the Company with respect to this Section 4 shall survive the IPO and the completion of any offering of Registrable Securities in a registration under Section 1, and otherwise shall survive the termination of any other provision of this Agreement.

e.            The information delivered by the Company to the Observer in connection with its obligations under this Section 4 shall be subject to the confidentiality provisions contained in Section 5 hereof.

5.             Confidential Information.

a.            “Confidential Information” means, with respect to an Investor, all information or data concerning the Company or its Affiliates, whether in verbal, visual, written, electronic or other form, which is disclosed to such Investor pursuant to this Agreement, by the Company or any director, officer, employee or advisor (each, a “Representative”) of the Company, together with all analyses, compilations, or reports created by or on behalf of any Investor or any of its Affiliates, or any of their respective Representatives to the extent such analyses, compilations, or reports contain Confidential Information; provided, however, that “Confidential Information” shall not include information that:

i.               is or becomes generally available to the public other than as a result of disclosure of such information by such Investor, any of its Affiliates, or any of their Representatives;

ii.              is independently developed by such Investor, any of its Affiliates, or any of their Representatives without use of Confidential Information provided by the Company or its Representatives as can be demonstrated by documentary evidence;

iii.             becomes available to such Investor, any of its Affiliates, or any of their Representatives at any time on a non-confidential basis from a third party that is not, to the recipient’s knowledge, prohibited from disclosing such information by any contractual, legal or fiduciary obligation to the Company; or

iv.            was known by such Investor, any of its Affiliates, or any of their Representatives prior to receipt from the Company or from any director, officer, employee or agent thereof, as can be demonstrated by documentary evidence.

b.            Each Investor shall (i) keep confidential and not divulge, directly or indirectly, any Confidential Information in any manner and (ii) not use or cause, or suffer to be used any of the Confidential Information; provided, however, that an Investor may disclose Confidential Information (y) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; and (z) to any Affiliate or Representative of such Investor in the ordinary course of business; provided that such Affiliates and Representatives are informed of the confidential nature of the information and are subject to confidentiality obligations to such Investor that are not less restrictive than those in this Agreement. The foregoing shall not apply to the extent such Investor, its Affiliates, any of its or their Representatives is required to disclose Confidential Information by judicial or administrative process, pursuant to the advice of its counsel, or by requirements of law; provided, that, if legally permissible, prior written notice of such disclosure shall be given to the Company so that the Company may take action, at its expense, to prevent such disclosure and any such disclosure is limited only to that portion of the Confidential Information which such person is required to disclose. The restrictions on disclosure and use of the Confidential Information contained in this Agreement will continue to be binding on such Investor for a period of two years from the date of an IPO.

c.            None of the Investors, any of their Affiliates, their Representatives or the Observer shall, by virtue of the Company’s disclosure of, or such person’s use of any Confidential Information, acquire any rights with respect thereto, all of which rights (including intellectual property rights) shall remain exclusively with the Company. Each Investor shall be responsible for any breach of this Section 5 by any of its Affiliates, or its or their Representatives.

d.            Each Investor agrees that in the event that it no longer owns equity securities of the Company, upon the request of the Company, it will (and will cause its Affiliates and its and their Representatives to) promptly (a) return or destroy, at such Investor’s option, all physical materials containing or consisting of Confidential Information and all hard copies thereof in their possession or control; and (b) destroy all electronically stored Confidential Information in their possession or control; provided, however, that each of such Investor, its Affiliates, and its and their Representatives may retain any electronic or written copies of Confidential Information as may be (i) stored on its electronic records or storage system resulting from automated back-up systems; (ii) required by law, other regulatory requirements, or internal document retention policies; or (iii) contained in board presentations or minutes of board meetings of such Investor or its Affiliates; provided, further, that any such retained Confidential Information shall remain subject to this Section 5 for a period of two years after the date of such request.

e.            Money damages may not be a sufficient remedy for any breach of this Agreement by an Investor and that the Company shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement by an Investor or the Observer, but shall be in addition to all other remedies available at law or equity to the Company.

f.             Notwithstanding the foregoing, the Company and each Investor agree that this Section 5 shall not apply to information provided by the Company or its Representatives to an Investor or an Affiliate of such Investor, pursuant to a separate commercial agreement between the Company and such Investor or an Affiliate of such Investor.

6.            Preemptive Rights.

a.            Subject to the terms and conditions of this Section 6 and applicable securities, laws, if the Company proposes to offer or sell any equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities (collectively, “New Securities”), each Investor shall have the right to purchase up to the number of New Securities which equals the proportion that the Common Stock held by such Investor as of the time of measurement (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Investor) bears to the total Common Stock of the Company then outstanding (including the shares of Preferred Stock on an as-if converted-to-Common-Stock basis, but excluding shares that are issuable upon exercise of options and warrants or conversion of convertible securities). Each Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself and (ii) its Affiliates.

b.            The Company shall give notice to each Investor each time that it proposes to offer or sell New Securities, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities. Each Investor will have thirty (30) days after it receives such notice to inform the Company of its election regarding the purchase of such New Securities.

c.            For purposes of this Agreement, the term “New Securities” does not include: (i) the Series C Preferred Stock (as defined below) issued pursuant to the Purchase Agreement and securities issued upon the conversion thereof; (ii) securities issued pursuant to the acquisition of another business entity or business segment of any such entity by the Company by merger, purchase of all or substantially all the assets or other reorganization; (iii) securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing, in each case approved by the Board of Directors; (iv) Common Stock or options or other equity rights to acquire Common Stock issued to employees, consultants, officers or directors of the Company and Common Stock issued upon exercise thereof issued pursuant to an equity incentive plan approved by the Board of Directors; (v) securities issued to vendors or customers or to other persons in similar commercial situations with the Company, or securities issued to any entity or person in connection with the purchase by the Company of strategic assets, whether tangible or intangible, in each case approved by the Board of Directors; (vi) securities issued in connection with any stock split, stock dividend, recapitalization or other reorganization of the Company; (vii) any securities issued in connection with the IPO and (viii) securities issued upon exercise or conversion of any Derivative Security outstanding as of the date hereof, or permitted under Sections (d)(i-vii) above.

d.            In the event that any rights of any Investor to purchase New Securities pursuant to this Agreement (the “Participation Rights”) are waived with respect to an offer of New Securities and any Investor who waived such Participation Rights (each, a “Waiving Investor”) purchases all or a portion of such New Securities (any such Waiving Investor who purchases New Securities, the “Participating Waiving Investors”), then the Company shall provide each other Investor the opportunity prior to the closing of such offering of New Securities to elect to purchase (on terms and conditions no less favorable) a proportionate amount of such New Securities as purchased by each Participating Waiving Investor (based on the relative number of New Securities each would have been able to purchase absent such waiver) up to the number of New Securities that each other Investor would have been entitled to purchase had any rights under this Agreement not been waived with respect to such offer of New Securities.

e.            The obligations of the Company with respect to this Section 6 shall terminate and be of no further force and effect immediately upon the consummation of the IPO.

7.            No Publicity. The Company will not use the name or trademarks of the Investors or any of their ultimate parent entities, in any form of advertising, publicity or release without such Investor’s prior written approval in such Investor’s sole discretion. The Company will not disclose, publish or make known to third parties that any Investor or any of their ultimate parent entities are indirect investors in the Company without such Investor’s prior written consent. Each Investor and the Company will coordinate in good faith a statement disclosing such Investor’s involvement with the Company that can be disclosed to potential large investors of the Company with each Investor’s prior written consent.

8.            Series C Protective Provisions.

a.            At any time when any shares of Series C Preferred Stock are outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or otherwise, do any of the following without the written consent or affirmative vote of Investors holding a majority of the outstanding shares of Series C Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

i.              change the composition of the Board of Directors, except to the extent a member of the Board of Directors resigns, retires or is incapable to perform due to death or disability;

ii.             create, incur, assume guarantee or become liable with respect to any Indebtedness or allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets owned by the Company. “Indebtedness” shall include any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by a note, bond, debenture or similar instrument or commercial paper (including purchase money obligations), (iii) obligations to reimburse or repay in respect of letters of credit, surety bonds or similar instruments, (iv) obligations under financing leases, and (v) capital leases for equipment entered into after the date of this Agreement to the extent that the aggregate value of all of such new capital leases exceed $300,000;

iii.            incorporate, form or otherwise create any new direct or indirect subsidiaries, or permit any subsidiary of the Company to become a party to any joint venture, partnership or similar arrangement;

iv.            acquire, in any one transaction or series of related transactions, by purchase of securities or assets or otherwise, for cash or debt, any business or other enterprise;

v.             authorize or make any loans, advances or guarantees to, or for the benefit of, any person or entity;

vi.            modify in any material respect, the Company’s budget as delivered to and approved by the Board of Directors;

vii.           sell or divest in any one transaction or series of related transactions, any division or other business enterprise, or any assets, of the Company or any subsidiary, other than immaterial amounts sold or divested in the ordinary course of business;

viii.          engage in any business which is not being conducted by the Company on the date hereof, other than reasonably-related extensions of the business conducted by the Company on such date;

ix.             settle any outstanding claim, litigation, audit or other dispute for an amount in excess of $20,000 (net of insurance coverage), individually or in the aggregate;

x.              issue, sell or authorize the issuance or sale of any shares of Series C Preferred Stock other than pursuant to the Purchase Agreement; or

xi.             approve, adopt, authorize, commit or agree to commit to any of the foregoing actions.

b.            The obligations of the Company with respect to this Section 6 shall terminate and be of no further force and effect immediately upon the consummation of the IPO.

9.             Definitions. For purposes of this Agreement:

a.            “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

b.            “Derivative Securities” means any outstanding securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

c.            “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

d.            “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

e.            “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

f.             “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner or similar statutorily-recognized domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships of a natural person referred to herein.

g.            “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

h.            “Preferred Stock” means, collectively, shares of the Company’s Preferred Stock, par value $0.00001 per share.

i.             “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any Derivative Security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding for purposes of Section 1 any shares for which registration rights have terminated pursuant to this Agreement.

j.             “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

k.            “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Section 1(m)(ii) hereof.

l.             “SEC” means the Securities and Exchange Commission.

m.           “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

n.            “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

o.            “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for the Investors, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 1(f).

p.            “Series C Preferred Stock” means the Series C Convertible Preferred Stock of the Company, $0.00001 par value per share.

10.           Miscellaneous.

a.            Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and of at least the holders of a majority of Series C Preferred Stock; provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, (i) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, modification, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 6 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction) and (ii) Sections 2(a) – (c) and Section 6 and any other section of this Agreement applicable to all of the Investors (including this Section 10(a)(ii)) may be amended, modified, terminated or waived with only the written consent of the Company and the holders of at least a majority of the Series C Preferred Stock then outstanding and held by the Investors; provided that (A) Sections 2, 5 and 10(a) may not be amended or modified without the written consent of CareDx, and (B) Sections 2, 3, 4, 5 and 10(a) may not be amended or modified without the written consent of Baxter. The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver. Any amendment, modification, termination, or waiver effected in accordance with this Section 10(a) shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one (1) or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

b.            Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Series C Preferred Stock pursuant to the Purchase Agreement after the date hereof, any purchaser of such shares of Series C Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor or the addition of such Investor to Exhibit A hereof, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

c.            Sections 6.2, 6.3, 6.4, 6.5, 6.6, 6.10 and 6.13 of the Purchase Agreement shall apply to this Agreement, mutatis mutandis.

[Signature Page Follows.]

If the foregoing is acceptable to you, please indicate by signing and returning this Agreement.

Very truly yours,

Miromatrix Medical Inc.

By:
Name:	Jeff Ross
Title:	Chief Executive Officer

[Signature Page to Series C Letter Agreement]

ACCEPTED AND AGREED TO:

Baxter Healthcare Corporation

By:
Name:	Dennis Crowley
Title:	SVP, Business Development & Licensing

[Signature Page to Series C Letter Agreement]

ACCEPTED AND AGREED TO:

CareDx, Inc.

By:
Name:	Reginald Seeto
Title:	CEO

[Signature Page to Series C Letter Agreement]

Exhibit A
Investors

Investor	Series C Preferred Stock
Baxter Healthcare Corporation	2,000,000
CareDx, Inc.	666,667